Exhibit 10.1

SUNPEAKS VENTURES, INC.

FIRST AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

This First Amendment to Convertible Promissory Note (this “Amendment”) is entered into this 10th day of May, 2012, by and between Sunpeaks Ventures, Inc., a Nevada corporation (the “Company”) and Lysander Overseas, Inc. (the “Holder”).  Each of the Company and the Holder may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Convertible Promissory Note dated April 5, 2012 in the original principal amount of up to $700,000.00 (the “Note”);

WHEREAS, the Note provides for a series of Loan Advances, as agreed between the Parties, up to the original principal amount;

WHEREAS, as of the date hereof, the outstanding principal amount of the Note is $775,000.00;

WHEREAS, the Parties desire to amend the Note as set forth herein to increase the original principal amount.

NOW, THEFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.

The original principal amount of the Note shall be increased to an amount up to One Million Two Hundred Seventy Five Thousand Dollars ($1,275,000.00).

2.

Other than as set forth herein, the term and conditions of the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first set forth above.

“Company”	“Holder”

Sunpeaks Ventures, Inc.,	Lysander Overseas, Inc.
a Nevada corporation

/s/ Mackie Barch	/s/ Yodaus Murillo
By: Mackie Barch	By: Yodaus Murillo
Its: President and Chief Executive Officer	Its: President